Exhibit 5.4

99 Wood Avenue South Iselin, NJ 08830 P: 732-549-5600 F: 732-549-1881

October 30, 2023

The GEO Group, Inc.

4955 Technology Way

Boca Raton, Florida 33431

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as New Jersey counsel to CEC Staffing Solutions LLC, a New Jersey limited liability company (the “Company”), in connection with that certain registration statement on Form S-3 filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”) by The GEO Group, Inc. (“Parent”), the Company and certain other subsidiaries of the Parent (collectively, the “Subsidiary Guarantors”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement registers, among other things, the offering by the Parent of (i) common stock, par value $0.01 per share, of the Parent (the “Common Stock”), (ii) preferred stock, par value $0.01 per share, of the Parent (the “Preferred Stock”), (iii) debt securities of the Parent, which may be senior or subordinated (the “Debt Securities”), (iv) guarantees of the Debt Securities by one or more of the Subsidiary Guarantors, including the Company (the “Guarantees”), (v) warrants to purchase Common Stock, Preferred Stock, Debt Securities or any combination thereof (the “Warrants”), and (vi) units consisting of one or more of the Common Stock, Preferred Stock, Debt Securities or Warrants, or any combination thereof (the “Units”, and with the Common Stock, Preferred Stock, Debt Securities, Guarantees and Warrants, collectively, the “Securities”), from time to time in amounts, at prices and on terms that will be determined at the time of any such offering. The offering of the Securities will be as set forth in the prospectus forming a part of the Registration Statement (the “Prospectus”), as supplemented by one or more supplements to the Prospectus (each such supplement, a “Prospectus Supplement”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. This opinion letter is limited to the matters expressly stated herein and no opinions are to be inferred or may be implied beyond the opinions expressly so stated. In connection with issuing this opinion, we have reviewed originals or copies of the following documents:

(1)	the Registration Statement and the Prospectus;

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(2)	the form of indenture for senior Debt Securities and the form of indenture for subordinated Debt Securities (each, an “Indenture,” and collectively, the “Indentures”);

(3)	the Certificate of Formation of the Company, as certified by the Department of the Treasury, Division of Revenue and Enterprise Services, of the State of New Jersey as of October 12, 2023;

(4)	the Amended and Restated Operating Agreement of the Company, effective as of May 30, 2017;

(5)

the joint Unanimous Written Consent of the Directors, Managers, Managing Members and General Partners of Those Entities Listed on Annex I thereto, including the Company, relating to the Registration Statement and related matters;

(6)

the Certificate of Good Standing with respect to the Company issued by the Department of the Treasury, Division of Revenue and Enterprise Services, of the State of New Jersey issued October 17, 2023 (the “Certificate of Good Standing”); and

(7)	The Certificate to Counsel dated the date hereof made by the Vice President and Secretary of the Company.

We have also examined the originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person to take all actions required of such person in connection with the Registration Statement; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) the legal existence of each party to the Registration Statement other than the Company; (d) the entity power of each party to the Registration Statement (other than the Company) to execute, deliver and perform its obligations as described in the Registration Statement and to do each other act done or to be done by such party; (e) the authorization, execution and delivery by each party (other than the Company) of each document executed and

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delivered or to be executed and delivered in connection with the Registration Statement by such party; (f) as to matters of fact, the truthfulness of the representations made in the certificates of public officials and officers of the Company; and (g) the continued accuracy of the Certificate of Good Standing.

In rendering this opinion, we have assumed that the Company will duly authorize the issuance of the Guaranties by all requisite limited liability company action, that any supplemental indentures providing for the Guaranties will have been duly authorized, executed and delivered by the Company in accordance with any applicable underwriting agreement, the applicable indenture and any supplemental indenture, and that the Guaranties will conform to the terms of any such applicable indenture and supplemental indentures and to the description of such instruments in the Registration Statement, the Prospectus and any applicable Prospectus Supplement.

Based upon and subject to the foregoing, and subject to the qualifications set forth below, it is our opinion that:

(1) Based solely on the Certificate of Good Standing, the Company is a New Jersey limited liability company that is validly existing and in good standing under New Jersey law.

(2) The Company has the limited liability company power to execute, deliver and perform its obligations under the Guaranties.

We are members of the Bar of the State of New Jersey, and we express no opinion as to the laws of any jurisdiction except the laws of the State of New Jersey and the United States of America.

The opinions expressed herein represent the judgment of this law firm as to certain legal matters, but such opinions are not guarantees or warranties and should not in any respect be construed as such. This opinion has been prepared for use in connection with the Registration Statement. This opinion speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to reliance on this opinion letter and the opinions provided herein by the law firm Akerman LLP in connection with the legal opinion provided by that law firm that is included as an exhibit to the Registration Statement.

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We hereby consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,